Exhibit 99.1

State Auto Financial to Sell Non-Standard Auto Subsidiary

Contact:

Larry Adeleye Director of Investor Relations W 614.917.5108	Kyle Anderson Director of Media Relations W 614.917.5497 M 614.477.5301

COLUMBUS, Ohio – August 9, 2010 – State Auto Financial Corporation (NASDAQ:STFC) today announced that it has agreed to sell its non-standard automobile insurance subsidiary, State Auto National, to Hallmark Insurance Company of Fort Worth, Texas. Closing is expected to occur later this year, subject to approval by regulatory authorities and satisfaction of other customary closing contingencies.

State Auto National writes approximately $37 million in non-standard automobile insurance coverage through independent agents in 21 states, approximately 80% (or $30 million) of which is retained by STFC under its intercompany reinsurance pooling agreement with its parent, State Automobile Mutual Insurance Company. STFC will retain liability for the pre-closing book of business and will continue to provide policy and claims service to State Auto National policyholders until the policies are renewed with Hallmark following a six-month transition period, under a Quota Share Reinsurance Agreement and Loss Portfolio Transfer Agreement that will be effective at closing.

“We’re continually looking for opportunities to redeploy capital into businesses that are core to our business strategy, and the non-standard auto market is no longer a good strategic fit for State Auto,” said STFC Chairman and CEO Bob Restrepo. “Enabling State Auto National to effectively compete in the non-standard market would require a significant investment that couldn’t be leveraged elsewhere within the State Auto Group. In the end, we’re focused on doing what’s right for our policyholders and shareholders.”

Willis Capital Markets & Advisory acted as exclusive financial advisor to State Auto Financial Corporation.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products through independent insurance agencies in 34 states and the District of Columbia and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group is rated A+ (Superior) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.comwww.StateAuto.com.